Exhibit 10.33

Shantou Big Tree Toys Co., Ltd.
Stock Transfer Agreement

(Translation)

Parties entering into this agreement are:

1.          Wei Lin and Guihong Zheng (hereinafter referred to as “Assignor”), the shareholders of Shantou Big Tree Toys Co., Ltd. Shantou Big Tree Toys Co., Ltd. was established under Chinese laws. The legal address is: South Part No.1 Floor 1, Nanshe Area, Pengnan Industrial Park, North Yingbin Road, Waisha Town, Longhu District, Shantou City. Legal representative: Guihong Zheng.

2.          Big Tree International Co., Ltd. (hereinafter referred to as “Assignee”), is a company established and existing in accordance with international common practices. The legal address is: Rm.51, 5th Floor, Britannia House, Jalan Cator, Bandar Seri Begawan BS 8811, Negara Brunei Darussalam. Legal representative: Dore Scott Perler.

These two companies shall be individually called as “Party” or collectively called as “Both Parties”.

Recitals

WHEREAS, Shantou Big Tree Toys Co., Ltd. (hereinafter referred to as “Target Company”), a Chinese limited liability company, was formed under the Laws of the Peoples Republic of china and invested by Shareholders Wei Lin and Guihong Zheng in Shantou City of Guangdong Province on Nov 21st 2003, with registered capital of RMB 5,000,000. Wei Lin owns 96% of the Target Company’s equity interest, and Guihong Zheng owns the remaining 4% interest. The business term of the “Target Company” is for long term, starting from Nov 21st 2003.

WHEREAS, the Assignor is willing to transfer its 100% ownership of equity interest in the Target Company (hereinafter referred to as “Acquired Interest”) to the Assignee in accordance with the provisions and conditions listed in this Agreement, and the Assignee is willing to purchase the Acquired Interest under the same condition.

Both parties have reached the following agreement in regards to the transfer of Acquired Interest:

Article 1: Definition

1.1	Acquired Interest: refers to the 100% interest of Shantou Big Tree Toys Co., Ltd. owned by Assignor.

1.2	Purchase Price: refers to the consideration that Assignee is willing to pay to acquire Acquired Interest. The consideration should be paid in cash.

1.3	Effectiveness Date: refers to the date that this Agreement is approved by the regulatory authority.

Article 2: Transfer of Acquired Interest

2.1
Assignor agrees to transfer Acquired Interest to Assignee and Assignee agrees to purchase the Acquired Interest from the Assignor in accordance with the provisions and conditions set forth in this Agreement.

2.2
Assignee agrees to pay RMB 5,000,000 (RMB5 million or equivalent foreign currency) as the total price to acquire the Acquired Interest from the Assignor. The full payment shall be wired to Assignor's designated bank account.

Article 3: Payment Schedule

3.1
To ensure the smooth implementation of this Agreement, within 90 days after both parties have signed the Agreement, the Assignee shall pay 20% of the total payment, i.e. RMB 1,000,000 (RMB One Million or equivalent foreign currency) to the Assignor as the initial payment for the transaction.

3.2
When Assignor receives the initial payment, both parties shall urge the Target Company to obtain the approval from the regulatory authority on the transfer of Acquired Interest. Within one year after the Effectiveness Date, the Assignee shall pay off the balance of Purchase Price in U.S Dollars or H.K Dollars to Assignor's designated bank account.

3.3	When Assignor receives payments from Assignee, Assignor shall issue to Assignee the valid receipts for the received amounts.

3.4
If this Agreement cannot be approved by the regulatory authority within 90 days after the signing Date due to the reasons of the Assignor, the Assignor shall refund the received payment to the Assignee. If the Assignee fails to fully pay off the balance of Purchase Price in one year after the Effectiveness Date, the Assignee shall pay to the Assignor a penalty equivalent to 10% of the overdue amount. If this Agreement cannot be approved by the regulatory authority due to other reasons than the Assignor’s fault, the Assignor shall refund to the Assignee the received payments with no interest applied within 15 days after the expiration of 90-day period.

3.5
Starting from the Effectiveness Date, the Assignee has the rights and the responsibilities as shareholders of Shantou Big Tree Toys Co., Ltd. in accordance with Target Company’s Articles of Incorporation approved by the regulatory authority.

Article 4: Assignor’s Representations and Warranties on Acquired Interest, Target Company and Assets

4.1	Assignor’s Representations and Warranties on Acquired Interest:

Acquired Interest is the 100% equity interest of Target Company that has been obtained by the Assignor through valid investment till the signing date of this Agreement; during the term when the Assignor holds the Acquired Interest, the Acquired Interest is clear of all pledges, liens, guarantee or any beneficial ownership of a third party; when entering into this agreement, there is no legal action that would limit or prohibit the transfer or exchange of the Acquired Interest.

4.2	Assignor's Representations and Warranties on Target Company and Assets:

4.2.1
Target Company is Shantou Big Tree Toys Co., Ltd. located at South Part No.1 Floor 1, Nanshe Area, Pengnan Industrial Park, North Yingbin Road, Waisha Town, Longhu District, Shantou City. Legal representative: Guihong Zheng. Registration Capital: RMB five million, Business License Number: 440507000024614. Target Company was established and invested by Assignor and registered with Administrative Bureau of Industry and Commerce of Longhu District, Shantou City, Guangzhou Province, China. Its business scope is: Manufacturing and distribution of plastic products, toys, craft products, wool products, clothes, electrical devices; distribution of hardware, household appliances, daily commodity; import and export of commodity and technology. (except the items prohibited by laws or legal regulations; the business activities under the restrictions of laws and/or administrative regulations require permissions to operate). (The business activities covered in the scope that are subject to applicable laws shall operate only after the valid permission is obtained.)

4.2.2
The registered capital of the Target Company is RMB five million, by June 30th 2011, the paid-in capital contributed by Assignor was RMB five million. The aforementioned capital contribution has been audited and verified by Shantou Fengye CPA Firm and Shantou Ancheng CPA Firm with Capital Verification Reports issued including the reports of “Shantou Fengye CPA Internal Auditing (2003) #271”, “Shantou Ancheng CPA Auditing (2010) #025”, and “Shantou Ancheng CPA Auditing (2011) #021”; Assignor guarantees that the capital investments listed in the capital verification reports are true, and Assignor has made no withdrawal on the Target Company's paid-in capital after the issuance of the above-mentioned reports.

4.2.3
Target Company is a valid entity that was established and existing in accordance with applicable laws and regulations, and has obtained all the required approvals, certifications and authorizations for good standing and business operation. Before transferring Acquired Interest to the Assignee, there is no legal fact that may cause the Target Company to lose the qualification for continuous operation.

4.3    Shantou Huaqian CPA Firm has audited the most recent fiscal year of Target Company and verified the following: As of December 31, 2010, Target Company has the total asset with the value of RMB 6,424,938.80; its net asset has the value of RMB 3,501,750.08. (the serial number of the Auditing Report is “Shantou Huaqian (Auditing) (2011) #G001”); As of the base date of the transfer June 30, 2011, the total asset of Target Company is RMB 4,120,048.46, and net asset is RMB 3,951,516.04. Assignor warrants that the Target Company does not have any other unpaid balance or debt except the ones listed in the auditing report as of the based date; the land use right and other fixed asset of the Target Company are not subject to any lien or guarantee, and there is no event or circumstance with reasonable anticipation that may cause material adverse effect to Target Company’s financial situation. Assignor guarantees that the equity and asset of Target Company will not decrease substantially between the base date and the Closing Date of the transaction. The Assignor shall bear the responsibilities on the authenticity and completeness of the Target Company's shareholders’ interests and assets in proportion to its held percentage of the ownership interest.

Article 5: Representations and Warranties

5.1	The Representations and Warranties from Assignor

5.1.1	Assignor is a valid business entity that was formed, existing, and operating under relevant laws, Assignor is willing to enter into this Agreement with Assignee and undertake its legal responsibility.

5.1.2
Assignor has registered in compliance with all applicable laws and obtained the required approvals and have the appropriate rights and authority to enter into this Agreement and implement all the obligations under this Agreement.

5.1.3	The representative of Assignor has been authorized legally and sufficiently to sign this Agreement and make Assignor bound to this Agreement.

5.1.4
That Assignor signs this Agreement and performs its obligations under this Agreement are not against current Articles of Incorporation of Assignor or Target Company, or any other laws, regulations, rules, governmental authorizations or approvals, or against any other contracts or agreements in which Assignor is one party or that Assignor is bound to, or cause nonperformance or infeasibility to perform the aforementioned contracts or agreements, except the ones stated in this Agreement or the pending consent or approval for the implementation of this Agreement.

5.1.5
Assignor warrants that all the information provided to Assignee and representations in this Agreement are complete, accurate, and valid. There is neither material false or misleading representation nor any fraudulence or concealment.

5.2	The Representations and Warranties from Assignee:

5.2.1	Assignee is a valid business entity that was formed, existing, and operating under relevant laws, Assignee is willing to enter into this Agreement with Assignee and undertake its legal responsibility.

5.2.2
Assignee has registered in compliance with all applicable laws and obtained the required approvals and have the appropriate rights and authority to enter into this Agreement and implement all the obligations under this Agreement.

5.2.3	The representative of Assignee has been authorized legally and sufficiently to sign this Agreement and make Assignee bound to this Agreement.

5.2.4
That Assignee signs this Agreement and performs its obligations under this Agreement are not against current Articles of Incorporation of Assignee, or any other laws, regulations, rules, governmental authorizations or approvals, or against any other contracts or agreements in which Assignee is one party or that Assignee is bound to, or cause nonperformance or infeasibility to perform to the aforementioned contracts or agreements, except the ones stated in this Agreement or the pending consent or approval for the implementation of this Agreement.

Article 6: Mutual Obligations

6.1 Assignor’s obligations

6.1.1 Assignor shall obtain all required approvals, authorizations and permissions to sign this Agreement effectively.

6.1.2 After all parties have signed this Agreement, Assignor shall submit this Agreement and related documents on stock transfer transaction to the regulatory agency for approval; and facilitate Target Company to file shareholder change with Administrative Bureau of Industry and Commerce of Longhu District in Shantou City after receiving the approval documents.

6.1.3 Assignor shall deliver the documents listed below to Assignee within 90 days after the Effectiveness Date:

a) Articles of Incorporation and all amendments formulated by Assignor
b) The capital verification report about the capital contribution made by Assignor to Target Company and the contribution certification issued by Target Company to Assignor about the receipt of paid-in capital
c) All the previous board resolutions and audited financial statements that Assignor has obtained from Target Company
d) Target Company’s corporate seal or other property and documents controlled or stored by Assignor
e) The resignation letters of the directors or other officers who are assigned to Target Company by Assignor; the resignation letters shall state the renouncement of any claim against Target Company. .

6.2 Assignee’s Obligations:

6.2.1 Assignee shall obtain all required approvals, authorizations and permissions to sign this Agreement effectively.

6.2.2 After signing this Agreement, Assignee shall make payment for the Purchase Price in accordance with the schedule set forth in this Agreement.

Article 7: Expenses

7.1 Assignee shall pay for all the bank charges related to the payment of Purchase Price as stipulated in this Agreement.

7.2 Target Company shall pay for the registration fee related to the stock transfer of Acquired Interest.

7.3 Tax payable caused by the stock transfer of Acquired Interest shall be paid by the parties in accordance with applicable PRC laws. Both parties shall evenly share the payment responsibility for the fees that are not explicitly set forth in the laws.

Article 8: Breach of Contract

8.1 If Assignee fails to pay the Purchase Price in accordance with the schedule set forth in this Agreement, Assignee shall pay 3/10000 of the overdue amount for each delayed day.
8.2 Both parties agree that, if any party breaches representations or warranties set forth in this Agreement and causes any loss to the other party, the defaulting party shall compensate to the observant party all direct losses due to the breach conduct.

Article 9: Effect

After Assignor and Assignee has effectively signed off this Agreement, it shall be submitted to the regulatory agency for approval, and take effect on the date when the approval is issued by the regulatory authority.

Article 10: Applicable Laws

The establishment, effect, implementation and interpretation of this Agreement shall be governed by PRC laws.

Article 11: Dispute Settlement

All disputes arising from the implementation of this Agreement or related to this Agreement shall be filed to China International Economic and Trade Arbitration Commission South China (Shenzhen) Sub-Commission for arbitration in accordance with the effective rules. The Arbitration is final and binding on both parties.

Article 12: Miscellaneous

12.1 Any modification to this Agreement shall be made in writing and take effect only after authorized representatives of both parties have signed the modification.

12.2 Both parties shall keep confidential the business information of the other party that is furnished for the purpose of this Agreement.

12.3 During the term of this Agreement, the extension granted by the observant party to the defaulting party due to any breach or performance delay shall not affect, harm or limit any right that the observant party is entitled to under this Agreement and the rights of the observant party as creditor as set forth in applicable laws and regulations;  shall not be deemed to renounce the right of the observant party to investigate the breach conduct of the defaulting party or any further similar breach of the defaulting party in the future.

12.4 This Agreement constitutes all agreements and understandings between both parties about the subject matters of this Agreement and supersedes all the previous agreements, understandings, and arrangements made between both parties.

12.5 During the execution of this agreement, both parties shall cooperate following the principles of honesty and good faith to ensure the smooth execution of this Agreement. Any matter that is not stipulated in this Agreement shall be resolved through friendly consultation between both parties.
12.6 The Agreement has three identical original copies. Each party possesses one original copy. The rest original copy shall be submitted to the regulatory authority.

Assignor: Shareholders of Shantou Big Tree Toys Co., Ltd. (Signature): /s/ Wei Lin,     Guihong Zheng

Legal Representative or Authorized Representative (Signature):  /s/ Shantou Big Tree Toys Co., Ltd. corporate seal

Assignee: Big Tree International Co., Ltd.  (corporate seal)

Legal Representative or Authorized Representative (Signature): /s/ Dore Perler

July 5, 2011